THIRD AMENDED AND RESTATED

FIDELITY BOND ALLOCATION AGREEMENT

This Agreement, dated as of November 10, 2006, is by and among Artisan Funds, Inc. (“Artisan Funds”), Artisan Partners Limited Partnership, investment adviser to Artisan Funds (the “Adviser”), Artisan Distributors LLC, distributor of the shares of Artisan Funds (the “Distributor”), Artisan Special Equity Fund LP and Artisan Special Equity GP LLC, each a “Party” and together, the “Parties”. The Adviser, the Distributor, Artisan Special Equity Fund LP and Artisan Special Equity GP LLC are collectively referred to in this Agreement as the “Artisan Entities.”

The purpose of this agreement is to provide a manner of allocating the premiums, and any proceeds received, on a joint fidelity bond under which the Parties are or hereafter may be insured (the “Bond”).

The Parties therefore agree that:

1.         Minimum Assured Coverage. Each Party shall have minimum assured coverage under the Bond in the amounts shown on Schedule A. The Artisan Entities may, from time to time, have a single allocation of primary coverage. During any period when the Artisan Entities have a single allocation of primary coverage, this agreement shall govern the allocation of coverage and premiums between (i) Artisan Funds and (ii) the Artisan Entities, jointly, but shall have no effect on the allocation of coverage or premiums among the Artisan Entities.

2.         Losses and Allocation of Proceeds.

(a)         The Bond applies only to losses first discovered by any partner, director, officer or supervisory employee of the Parties during the Bond Period (as hereinafter defined),

regardless of when the act or acts causing or contributing to such loss occurred. The “Bond Period” is the period from the effective date of the Bond through the next succeeding annual anniversary date (or any modification of such period as may be agreed to by the Parties and the insurer). An “Insured Loss” is a loss insured under the Bond and discovered by a Party during the Bond Period.

(b)         If only one Party incurs a loss resulting from a particular Insured Loss, the amount of that Insured Loss, up to the aggregate coverage per loss under the Bond, shall be allocated to that Party.

(c)         If a loss resulting from the same Insured Loss is incurred by both Artisan Funds and one or more of the Artisan Entities, the proceeds of the Bond for that Bond Period shall first be allocated among the Parties suffering losses (i) in proportion to their primary coverage as shown in Schedule A to this agreement, and (ii) if, for that Bond Period, there are remaining proceeds of the Bond after the initial allocation and there are then Parties whose Insured Losses have not been paid in full, then to Parties having excess losses in proportion to their primary coverage, with such allocation repeated until all such Insured Losses have been paid or coverage of the Bond has been exhausted.

(d)         If all Insured Losses relating to a particular Bond Period are not paid at the same time, the Parties who claim Insured Losses for that policy year shall make such provisions as they deem suitable to the particular circumstances (taking into account the size of any payment received, the size, nature and expected result of any remaining claims, and all other relevant factors) to permit a later reallocation of amounts first paid.

3.         Allocation of Premiums. The bond premium shall be divided among the Parties in the proportions shown on Schedule A.

4.         Notices. Each Party agrees to give to the insurer at the earliest practicable moment all notices required under the Bond, and to send a copy of each such notice to the other Party.

5.         Agent. The Adviser is hereby appointed as the agent for the Parties for the purpose of making, adjusting, receiving, and enforcing payment for all Insured Losses under the Bond and otherwise dealing with the insurer concerning the Bond. Any expenses incurred by the Adviser in its capacity as agent with respect to an Insured Loss shall be shared equally by each Party who has incurred a loss resulting from such Insured Loss, regardless of the amount of coverage allocated to each Party with respect to that Insured Loss.

6.         Modification and Termination. This agreement may be modified or amended from time to time, or terminated, by mutual written agreement between the Parties. It may be terminated by any Party upon not less than 60 days’ written notice to each other Party. It shall terminate as to any Party as of the date on which that Party ceases to be an insured under the Bond, provided that such termination shall not affect that Party’s rights and obligations hereunder with respect to any claims on behalf of that Party which are paid under the Bond by the insurer after the date the Party ceases to be an insured under the Bond.

7.         Further Assurances. Each Party agrees to perform such further acts and to execute such further documents as are necessary to effectuate the purposes of this agreement.

(the next page is the signature page)

IN WITNESS WHEREOF, the Parties have executed this Third Amended and Restated Fidelity Bond Allocation Agreement as of the date first set forth above.

ARTISAN FUNDS, INC.		ARTISAN PARTNERS LIMITED PARTNERSHIP By Artisan Investment Corporation, its General Partner

By	/s/ Janet D. Olsen	By	/s/ Janet D. Olsen
	Janet D. Olsen		Janet D. Olsen
	General Counsel and Secretary		Vice President

ARTISAN DISTRIBUTORS LLC		ARTISAN SPECIAL EQUITY FUND LP By: Artisan Special Equity GP LLC, its general partner

By	/s/ Janet D. Olsen	By	/s/ Janet D. Olsen
	Janet D. Olsen		Janet D. Olsen
	Vice President		Vice President

ARTISAN SPECIAL EQUITY GP LLC

By	/s/ Janet D. Olsen
Janet D. Olsen
Vice President

Schedule A

Bond:             Bond no. FS 263-84-52 issued by Great American Insurance Company

Limit of liability: $ 7,500,000

Primary coverage allocable to each insured:	Artisan Funds	$2,500,000

	Artisan Entities	5,000,000

Premium allocable to each insured:	Artisan Funds	33.33%

	Artisan Entities	67.67%